Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248953

PROSPECTUS

Up to $30,000,000

American Depositary Shares representing Ordinary Shares

We have entered into a sales agreement, or the sales agreement, with Cowen and Company LLC, or Cowen, relating to the sale of American Depositary Shares, or ADSs, representing ordinary shares. In accordance with the terms of the sales agreement, we may offer and sell up to $30,000,000 of our ADSs, from time to time through Cowen acting as sales agent.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “ERYP.” On September 17, 2020, the last reported sale price of our ADSs was $7.47 per ADS.

Sales of our securities, if any, under this prospectus may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Stock Market LLC, on mutually agreed terms between Cowen and us. There are no minimum sale requirements, and there is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation payable to Cowen for sales of securities sold pursuant to the sales agreement will be an amount equal to 3.0% of the gross proceeds of any ADSs sold under the sales agreement. See “Plan of Distribution” for additional information regarding compensation to be paid to Cowen. In connection with the sale of the ADSs on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Under the authority granted by our shareholders to conduct the offering, the ADSs that we are offering may only be purchased initially by (i) natural or legal entities, governed by French or foreign law, that invest on a regular basis in the pharmaceutical, biotechnological or medical technology sectors and (ii) companies, institutions or entities, whatever their form, governed by French or foreign law, that carry out a significant part of their activities in the pharmaceutical, cosmetic or chemical sectors or in medical devices and/or technology or in research in these sectors.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 6 of this prospectus and in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Cowen

The date of this prospectus is October 9, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell ADSs representing our ordinary shares having an aggregate offering price of up to $30.0 million under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.

This prospectus and the documents incorporated into this prospectus by reference include important information about us, the securities being offered and other information you should know before investing in our securities. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus), the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we authorized for use in connection with this offering. We have not, and the sales agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, all references in this prospectus to “ERYTECH,” “the company,” “our company,” “we,” “us” and “our” refer to ERYTECH Pharma S.A. and its consolidated subsidiary.

i

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We present our consolidated financial statements in euros and in accordance with IFRS. None of the financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

Unless otherwise specified, all monetary amounts are in euros. All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars and all references to “€” and “euros,” mean euros, unless otherwise noted. Throughout this prospectus, references to ADSs mean ADSs or ordinary shares represented by such ADSs, as the case may be.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus, and does not contain all of the information that you need to consider in making your investment decision. For a more complete understanding of our business and this offering, you should carefully read the entire prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes thereto, which are incorporated herein by reference. You should read section titled “Risk Factors” beginning on page 6 of this prospectus and Item 3D. “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, for more information about important risks that you should consider before making a decision to invest in our securities.

Company Overview

We are a clinical-stage biopharmaceutical company developing innovative therapies for severe forms of cancer and orphan diseases. Leveraging our proprietary ERYCAPS platform, which uses a novel technology to encapsulate therapeutic drug substances inside erythrocytes, or red blood cells, we are developing a pipeline of product candidates for patients with high unmet medical needs. Our lead product candidate eryaspase, which we also refer to as GRASPA, targets the metabolism of cancer cells by depriving the cells of asparagine, an amino acid necessary for their survival and critical in maintaining the cells’ rapid growth rate. We are currently developing eryaspase for the treatment of severe solid tumors, including pancreatic cancer and triple negative breast cancer, or TNBC.

In 2018, we initiated a pivotal Phase 3 clinical trial of eryaspase for the treatment of second-line pancreatic cancer patients. Patient enrollment in this trial, which we refer to as the TRYbeCA-1 trial, began in September 2018 in Europe. The U.S. Food and Drug Administration, or FDA, approved our Investigational New Drug, or IND, application in May 2019, and the TRYbeCA-1 trial opened for patient enrollment in the United States in October 2019. We plan to enroll approximately 500 patients at approximately 100 clinical sites in Europe and the United States (including approximately 20 sites in the United States). To date, we have obtained clinical trial authorizations in the United States and from 11 European countries and we are actively recruiting and open for patient enrollment at more than 70 clinical sites in Europe and in the United States. More than 90% of the approximately 500 patients to be enrolled in the trial have been enrolled and treated. Beginning in early April 2020, we observed a reduction in rate of patient enrollment as a result of the COVID-19 global pandemic. We currently expect to complete the targeted enrollment in the fourth quarter of 2020.

We expect to report interim data from the TRYbeCA-1 trial in the first quarter of 2021. The trial will either continue toward a final analysis, expected in the second half of 2021, or will be stopped for superiority if the primary endpoint is met by demonstrating a significant improvement in overall survival. In the event the primary endpoint is met at the time of the interim analysis, we intend to complete the full analysis of the trial results and proceed toward preparing both a Marketing Authorization Application, or MAA, and a Biologics License Application, or BLA, for eryaspase in Europe and the United States, respectively. In April 2020, the FDA granted Fast Track designation to eryaspase as a potential second-line treatment for patients with metastatic pancreatic cancer. The FDA’s Fast Track program is designed to facilitate the expedited development and review of drug candidates to treat serious or life-threatening conditions for which there is a demonstration of the potential to address an unmet medical need.

We are supporting a proof-of-concept investigator-sponsored Phase 1 clinical trial evaluating the safety of eryaspase in combination with FOLFIRINOX for the treatment of first-line pancreatic cancer patients, as well as in other indications of pancreatic cancer. The Georgetown Lombardi Comprehensive Cancer Center is the sponsor of the trial. We expect to enroll the first patient in this trial by the end of 2020.

We launched a proof-of-concept Phase 2 clinical trial in TNBC in Europe, which we refer to as the TRYbeCA-2 trial, in the fourth quarter of 2018. The trial is enrolling patients in three European countries. The primary endpoint is objective response rate. We expect to report final data from the TRYbeCA-2 trial in 2021.

We are also supporting a Phase 2 clinical trial initiated and sponsored by investigators of the Nordic Society of Pediatric Hematology and Oncology, or NOPHO. This trial is evaluating eryaspase in patients with acute lymphoblastic leukemia, or ALL, who experienced hypersensitivity reactions to pegylated L-asparaginase. We reported preliminary findings in June 2020 and expect final data from the NOPHO trial to be available by the end of 2020.

In addition to the encapsulation of L-asparaginase, we believe that our ERYCAPS platform has broad potential application and can be used to encapsulate a wide range of therapeutic agents for which long-circulating therapeutic activity or rapid and specific targeting is desired. For example, we developed erymethionase, a preclinical product candidate which encapsulates methionine-g-lyase in red blood cells and is designed to target the amino acid metabolism of cancer cells and induce tumor starvation. We intend to continue to work on the development of erymethionase as well as potential other therapeutic strategies based on methionine depletion, depending on financial resources and business strategy.

We have also developed two preclinical programs aimed at maximizing the value creation potential of our ERYCAPS program, which we believe may result in attractive partnering opportunities: enzyme replacement (ERYZYME) and immune modulation (ERYMMUNE). As part of our value creation strategy, in June 2019, we entered into a collaboration with SQZ Biotechnologies, a cell therapy company developing novel treatments in multiple therapeutic areas, to focus on the development of novel red blood cell-based therapeutics for the treatment of immuno-oncology and tolerance induction.

Our Pipeline

Corporate Information

Our legal and commercial name is ERYTECH Pharma S.A. We were incorporated as a société par actions simplifiée, or S.A.S., under the laws of the French Republic on October 26, 2004 and became a société anonyme, or S.A., on September 29, 2005. We are registered at the Register of Commerce and Companies of Lyon (Registre du commerce et des sociétés) under the number 479 560 013. In April 2014, we incorporated our wholly-owned U.S. subsidiary, ERYTECH Pharma, Inc. Our ordinary shares are listed on Euronext Paris under the ticker symbol “ERYP” and our ADSs are listed on the Nasdaq Global Select Market under the symbol “ERYP.”

Our principal executive offices are located at 60 Avenue Rockefeller, 69008 Lyon, France. Our telephone number at our principal executive offices is +33 4 78 74 44 38. Our agent for service of process in the United

States is ERYTECH Pharma, Inc. Our website address is www.erytech.com. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website or any other website cited herein is not part of this prospectus. The U.S. Securities and Exchange Commission maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as ERYTECH, that file electronically with the SEC.

“ERYTECH Pharma,” “ERYCAPS,” “GRASPA,” the ERYTECH logo and other trademarks or service marks of ERYTECH Pharma S.A. appearing in this prospectus are the property of ERYTECH Pharma S.A. or our subsidiary, ERYTECH Pharma, Inc. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their right thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until December 31, 2022 or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Since International Financial Reporting Standards make no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

We are also a “smaller reporting company” under SEC rules, meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

THE OFFERING

Securities offered by us	ADSs representing our ordinary shares, having an aggregate offering price of up to $30,000,000 and representing, together with all the other shares which have been admitted to trading on Euronext Paris, on a 12-month rolling basis less than 20% of the total number of the Company’s securities admitted to trading on Euronext Paris.

Manner of offering	“At the market offering” that may be made from time to time through our sales agent, Cowen and Company, LLC. See “Plan of Distribution” on page 27 of this prospectus.

Purchaser restrictions	Under the authority granted by our shareholders, the ADSs may only be purchased initially by (i) natural or legal entities, governed by French or foreign law, that invest on a regular basis in the pharmaceutical, biotechnological or medical technology sectors and (ii) companies, institutions or entities, whatever their form, governed by French or foreign law, that carry out a significant part of their activities in the pharmaceutical, cosmetic or chemical sectors or in medical devices and/or technology or in research in these sectors. In order to purchase ADSs in the offering, you will be required to execute and provide to Cowen an investor letter representing that you satisfy the foregoing investor criteria.

The ADSs	Each ADS represents one ordinary share, nominal value €0.10 per share. The offered ADSs may be evidenced by American Depositary Receipts, or ADRs.

Depositary	The Bank of New York Mellon

Settlement cycle	Settlement for sales of ADSs will occur on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. Under Rule 15c6-1 of the Exchange Act, trades generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise.

Use of proceeds	We currently intend to use the net proceeds from this offering primarily to fund the research and development of our product candidates, for working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. See “Use of Proceeds” on page 14 of this prospectus.

Risk factors	Investing in our securities involves significant risks. See “Risk Factors” on page 6 of this prospectus, and in documents incorporated by reference into this prospectus.

Nasdaq Global Select Market symbol	“ERYP”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019 as updated by our subsequent filings, some of which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

You may experience immediate and substantial dilution in the net tangible book value per ADS of your investment.

The offering price per ADS in this offering may exceed the net tangible book value per ADS outstanding prior to this offering. After giving effect to the sale of ADSs in the aggregate amount of $30.0 million at an assumed offering price of $7.47 per ADS, the last reported sale price of our ADSs on September 17, 2020 on the Nasdaq Global Select Market, and after deducting commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2020 would have been $85.3 million, or $3.88 per ADS. You will experience additional dilution at the end of the vesting period for our free shares that we have granted, and upon exercise of any outstanding warrants or options to purchase ordinary shares, or if we otherwise issue additional ordinary shares or ADSs below the offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the securities offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these securities will vary and these variations may be significant. Purchasers of the securities we sell, as well as our existing shareholders, will experience significant dilution if we sell the securities at prices significantly below the price at which they invested.

Raising additional capital, including as a result of this offering, may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our product candidates.

Until such time, if ever, as we can generate substantial revenue from the sale of our product candidates, we expect to finance our cash needs through a combination of equity offerings, debt financing, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity securities, including from this offering, or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements with third parties when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We have broad discretion in the use of the net proceeds from this offering and may use them in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds that we receive from this offering. We may spend or invest these proceeds in a way with which our shareholders and ADS holders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the amended and restated deposit agreement. The amended and restated deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (1) the notice of the meeting or solicitation of consent or proxy sent by us and (2) a statement as to the manner in which instructions may be given by the holders.

Purchasers of ADSs in the offering may instruct the depositary of their ADSs to vote the ordinary shares underlying their ADSs. Otherwise, purchasers of ADSs in the offering will not be able to exercise voting rights unless they withdraw the ordinary shares underlying the ADSs they hold. However, a holder of ADSs may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for a holder of ADSs’ instructions, the depositary, upon timely notice from us, will notify him or her of the upcoming vote and arrange to deliver our voting materials to him or her. We cannot guarantee to any holder of ADSs that he or she will receive the voting materials in time to ensure that he or she can instruct the depositary to vote his or her ordinary shares or to withdraw his or her ordinary shares so that he or she can vote them. If the depositary does not receive timely voting instructions from a holder of ADSs, it may give a proxy to a person designated by us to vote the ordinary shares underlying his or her ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that a holder of ADSs may not be able to exercise his or her right to vote, and there may be nothing he or she can do if the ordinary shares underlying his or her ADSs are not voted as he or she requested.

Purchasers of ADSs in the offering may not be directly holding our ordinary shares.

A holder of ADSs will not be treated as one of our shareholders and will not have direct shareholder rights. French law governs our shareholder rights. The depositary will be the holder of the ordinary shares underlying ADSs held by purchasers of ADSs in the offering. Purchasers of ADSs in the offering will have ADS holder rights. The amended and restated deposit agreement among us, the depositary and purchasers of ADSs in the offering, as an ADS holder, and all other persons directly and indirectly holding ADSs, sets out ADS holder rights, as well as the rights and obligations of the depositary.

The right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holdings of purchasers of ADSs in the offering.

According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights for these securities on a pro rata basis unless they waive those rights at an extraordinary meeting of our shareholders (by a two-thirds majority vote) or individually by each shareholder. However, our ADS holders in the United States will not be entitled to exercise or sell such rights unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the amended and restated deposit agreement provides that the depositary will not make rights available to purchasers of ADSs in the offering unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Further, if we offer holders of our ordinary shares the option to receive dividends in either cash or shares, under the amended and restated deposit agreement the depositary may require satisfactory assurances from us that extending the offer to holders of ADSs does not require registration of any securities under the Securities Act before making the option available to holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

Purchasers of ADSs in the offering may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the amended and restated deposit agreement, or for any other reason subject to a holder of ADSs’ right to cancel his or her ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on our ordinary shares. In addition, a holder of ADSs may not be able to cancel his or her ADSs and withdraw the underlying ordinary shares when he or she owes money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See the section of this prospectus titled “Description of American Depositary Shares.”

U.S. holders of ADSs may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Based on the composition of our gross income, assets, activities and market capitalization in 2019, the nature of our business and due to fluctuations in our stock price, we believe that we were characterized as a passive foreign investment company, or PFIC, for our taxable year ended December 31, 2019. Based on the expected nature and composition of our gross income, assets, activities and market capitalization for our taxable year ending December 31, 2020, we may be characterized as a PFIC for the taxable year ending December 31, 2020. Because the calculation of the value of our assets may be based in part on the value of our ADSs, the value of which may fluctuate considerably, our PFIC status is difficult to predict. There can be no assurance that we will not be considered a PFIC for the current year or any future taxable year. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year. Our status as a PFIC will depend on the composition of our income (including whether we receive certain non-refundable grants or subsidies and whether such amounts and reimbursements of certain refundable research tax credits will constitute gross income for purposes of the PFIC income test) and the composition and value of our assets, which may be determined in large part by reference to the market value of the ADSs and our ordinary shares, which may be volatile, from time to time. Our status may also depend, in part, on how quickly we utilize the cash proceeds from this offering in our business. Our U.S. counsel expresses no opinion regarding our conclusions or our expectations regarding our PFIC status.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we will be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences, including having gains realized on the sale of the ADSs treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. holders, and having interest charges apply to distributions by us and the proceeds of sales of the ADSs. See “Material United States Federal Income and French Tax Considerations—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

If a United States person is treated as owning at least 10% of our ordinary shares, such United States person may be subject to adverse U.S. federal income tax consequences.

If a U.S. holder (as defined below under “Material United States Federal Income and French Tax Considerations”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such U.S. holder will be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes at least one U.S. subsidiary (ERYTECH Pharma, Inc.), if we were to form or acquire any non-U.S. subsidiaries in the future, they will be treated as controlled foreign corporations. A United States shareholder of a controlled foreign corporation will be required to annually report and include in its U.S. taxable income its pro rata share of “subpart F income” and investments in U.S. property by the controlled foreign corporations and its “global intangible low-taxed income,” regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally will not be allowed certain tax deductions or foreign tax credits that are available to a United States shareholder that is a domestic corporation. We cannot provide any assurance that we will furnish to any United States shareholder the information required to comply with the reporting and tax-paying obligations discussed above. Failure to comply with such reporting obligations may subject a U.S. holder that is a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to your U.S. federal income tax return for the year for which reporting was due from starting. U.S. holders should consult their tax advisors regarding the potential application of these rules to their investment in our ADSs.

Future changes to tax laws could materially adversely affect our company and reduce net returns to our shareholders.

Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, including those related to the Organization for Economic Co-Operation and Development’s Base Erosion and Profit Shifting Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, the U.S. Internal Revenue Service or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

Changes in European regulations may limit our ability to attract and obtain additional financing sources outside France.

As a result of the implementation of Regulation (EU) 2019/452 of the European Parliament and of the Council of March 19, 2019 establishing a framework for the screening of foreign direct investments into the European Union, the list of sectors of activity, which are the subject of a control by the French authorities, has been extended to cover foreign investments in additional economic sectors. Prior authorization of the Minister of Economy is required for investments in: (i) businesses participating, even occasionally, under the exercise of French official authority, (ii) businesses that would be liable to negatively impact public order, public security or the national defense interest, as well as (iii) business focused on research and development activities relating to critical technologies.

A foreign direct investment will be subject to authorization where there is an (i) acquisition of control, under article L.233-3 of the French Commercial Code, of an entity subject to French law, (ii) where a party acquires all or part of a branch of an entity subject to French law, (iii) or where a party crosses directly or indirectly, and acting alone or in concert, the 25% voting rights threshold of an entity subject to French law.

The French government has adapted the foreign investment control procedure in France within the context of the ongoing COVID-19 pandemic in two ways: (i) the inclusion, by a ministerial order of April 27, 2020, of biotechnologies in the list of critical technologies and (ii) the addition, by a decree of July 22, 2020, of the threshold of 10% of voting rights of a company subject to French law whose securities are listed on a stock exchange as triggering the control procedure.

The Decree of July 22, 2020 currently provides that this new 10% threshold will be effective until December 31, 2020 and a rapid review procedure for foreign investments exceeding this threshold.

If an investment in the company subject to prior authorization is realized without this authorization having been granted, the Minister will be able to order the investor, subject to a fine for non-performance, to: (i) file an authorization application, (ii) restore the previous situation, or (iii) amend the investment and, if he considers that the conditions for the authorization have not been met, the Minister may also revoke the authorization or order the investor, subject to a fine for non-performance, to comply with the authorization. In both cases, he may also take protective measures.

Furthermore, an investor who has carried out a transaction without prior authorization or has not complied with the orders or measures set by the French Minister of Economy will be liable to a fine of up to the greater of the following amounts: (i) double the amount of the irregular investment, (ii) 10% of the turnover (excluding taxes) of the company, (iii) five million euros for legal entities, and (iv) one million euros for individuals.

Inclusion of biotechnologies in the list of critical technologies subject to foreign investment control procedure is a risk for the Company in that it constitutes a potential disincentive for foreign investors and could therefore limit access to foreign sources of funding. These recent changes apply from the date of their entry into force and therefore do not an impact on investments exceeding the 10% voting rights threshold realized by foreign investors before the date of July 22, 2020.

We have entered into a note and warrant consisting of tranches of convertible bonds with warrants attached (OCABSA) and may encounter adverse effects as a result thereof.

On June 24, 2020, we signed an agreement with the Luxembourg-based European High Growth Opportunities Securitization Fund represented by its asset manager, European High Growth Opportunities Manco SA for the issuance of convertible notes whereby the investor committed to subscribe up to a maximum of €60 million in the event of conversion of all the notes, subject to the regulatory limit of 20% dilution, currently representing approximately €48 million, including the two tranches issued in July and August 2020, unless further authorized. The notes come with share warrants representing 10% of the nominal amount of the issued notes whose exercise price will reflect a 20% premium over the lowest volume-weighted average daily price of the share over the reference period preceding the issue of the first tranche.

By using this financing program, we may encounter the following adverse effects:

•	The rapid and frequent sale of the new shares resulting from the conversion of the convertible notes and the exercise of the share warrants by the investor may adversely impact our share price;

•	The total amount of issuances of convertible notes and share warrants may depend on certain regulatory approvals making the financing amount uncertain;

•

As our share price has an impact on the number of shares issued upon the conversion of the convertible notes and the exercise of the share warrants, the number of shares issued upon the conversion of the convertible notes and the exercise of the share warrants is uncertain and may significantly fluctuate during the lifetime of the financing program; and

•	Conversion into ordinary shares of all or part of the convertible notes and the exercise of all or part of the share warrants could have a potentially significant dilutive effect for our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Information on the Company,” “Risk Factors” and “Operating and Financial Review and Prospects” incorporated by reference from our most recent Annual Report on Form 20-F, as well as any amendments thereto, filed with the SEC.

In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Any statements in this prospectus or incorporated herein by reference, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, these forward-looking statements include statements regarding:

•	the development of our lead product candidate, eryaspase, which is also known under the trade name GRASPA in Europe and Israel,

•

our ability to obtain and maintain regulatory approval of eryaspase in the indications for which we plan to develop, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials of eryaspase and any other product candidates we may develop;

•	our ability to successfully develop our ERYCAPS platform and advance our pipeline of product candidates;

•

the size and growth potential of the markets for our product candidates, if approved, and the rate and degree of market acceptance of our product candidates, including reimbursement that may be received from payors;

•	the timing of our regulatory filings for our product candidates, along with regulatory developments in the United States, European Union and other foreign countries;

•	our ability to maintain and enter into and successfully complete collaborations, licensing arrangements or in-license or acquire rights to other products, product candidates or technologies;

•

our reliance on third parties to manufacture and conduct the clinical trials of eryaspase, and any other product candidates we may develop, which could limit our commercialization efforts or delay or limit their future development or regulatory approval;

•	our ability to develop sales, commercialization, marketing and manufacturing capabilities and strategy, including future hiring plans;

•	our ability to produce adequate supplies of our product candidates for preclinical and clinical testing and to fulfill our contractual obligations to third-party distributors;

•	the impact of the COVID-19 pandemic on our business, operations, strategy, goals and anticipated timelines;

•	the effects of increased competition as well as innovations by new and existing competitors in our industry;

•	our ability to obtain additional funding for our operations;

•	the effects of additional financing activities;

•

our ability to maintain, protect and enhance our intellectual property rights and propriety technologies and to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	regulatory developments in the United States, Europe and other foreign countries;

•	our ability to attract and retain qualified employees and key personnel;

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	our planned level of capital expenditures and our belief that our existing cash will be sufficient to fund our operating expenses and capital expenditure requirements until September 2021;

•

the uncertainty of economic conditions in certain countries in Europe and Asia, such as those related to the United Kingdom’s withdrawal from the European Union, commonly referred to as “Brexit,” and general economic conditions; and

•	whether or not we are classified as a passive foreign investment company, or PFIC, for current and future periods.

You should refer to the “Risk Factors” section contained in this prospectus and any related free writing prospectus, and in the documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We may issue and sell our ADSs representing our ordinary shares, having aggregate sales proceeds of up to $30.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cowen as a source of financing.

We currently intend to use the net proceeds from this offering primarily to fund the research and development of our product candidates, for working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the use of net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States government.

DILUTION

Our net tangible book value as of June 30, 2020 was €50.4 million ($56.7 million, with this and all other convenience translations presented in this section, “Dilution,” based on the noon buying rate of the Federal Reserve Bank of New York in effect as of June 30, 2020, of €1.00 = $1.1237), or €2.81 per ordinary share (equivalent to $3.16 per ADS). Net tangible book value per ordinary share is determined by dividing (1) our total assets less our intangible assets and our total liabilities by (2) 17,956,115 ordinary shares outstanding as of June 30, 2020.

After giving effect to the sale of our ADSs in the aggregate amount of $30.0 million at an assumed offering price of $7.47 per ADS, the last reported sale price of our ADSs on the Nasdaq Global Select Market on September 17, 2020, and after deducting estimated commissions and offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been €75.9 million, or €3.45 per ordinary share, equivalent to $3.88 per ordinary share and per ADS. This represents an immediate increase in net tangible book value of $0.72 per ordinary share and ADS to existing shareholders and an immediate decrease in net tangible book value of $3.59 per ordinary share and ADSs to investors purchasing in this offering.

The following table illustrates this calculation on a per ADS basis. The information is illustrative only and will adjust based on the actual prices at which ADSs are sold, the actual number of ADSs sold and other terms of the offering determined at the time our ADSs are sold pursuant to this prospectus.

Assumed public offering price per ADS		$7.47
Net tangible book value per ADS as of June 30, 2020	$3.16
Increase in net tangible book value per ADS attributable to this offering	$0.72

As adjusted net tangible book value per ADS as of June 30, 2020, after giving effect to this offering		$3.88

Decrease in net tangible book value per ADSs to investors purchasing in this offering		$3.59

The number of ordinary shares (including ordinary shares in the form of ADSs) outstanding as of June 30, 2020 was 17,956,115, which excludes:

•

1,575,511 ordinary shares issuable upon the exercise of founder’s share warrants (BSPCE), share purchase warrants (BSA), free shares and stock options granted but not exercised as of June 30, 2020 at a weighted average exercise price of €10.47 ($11.77) per ordinary share (this weighted average exercise price does not include the 533,575 ordinary shares issuable upon the vesting of outstanding free shares that may be issued for free with no exercise price paid);

•

ordinary shares that may be issued from time to time upon conversion of convertible bonds (OCABSA) issued after June 30, 2020 or upon exercise of shares warrants that may be issued with such convertible bonds;

•	900,000 ordinary shares reserved for future issuance under our share-based compensation plans and other delegations of authority from our shareholders as of June 30, 2020; and

•

20,000,000 ordinary shares reserved pursuant to a delegation of authority from our shareholders for share capital increases by us through rights issuances and public or private offerings as of June 30, 2020.

The ADSs subject to the sales agreement with Cowen will be sold from time to time at various prices. An increase of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of $7.47 per ADS shown in the table above, assuming all of our securities in the aggregate amount of $30.0 million during the term of the sales agreement with Cowen are sold at that price, would increase our as adjusted net tangible book value per ADS after the offering to $3.97 per ADS, which would represent a decrease in net tangible book value per ADS to new investors in this offering of $4.50 per ADS, after deducting commissions and estimated offering expenses payable by us. A decrease of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of $7.47 per ADS shown in the table above, assuming all of our securities in the aggregate amount of $30.0 million during the term of the sales agreement with Cowen are sold at that price, would decrease our as adjusted net tangible book value per ADS after the offering to $3.77 per ADS, which would represent a decrease in net tangible book value per ADS to new investors in this offering of $2.70 per ADS, after deducting commissions and estimated offering expenses payable by us. This information is supplied for illustrative purposes only.

MATERIAL UNITED STATES FEDERAL INCOME AND FRENCH TAX CONSIDERATIONS

The following describes material U.S. federal income tax and French tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder (as defined below). This summary does not address all U.S. federal income tax and French tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of ADSs that may be subject to special tax rules including, without limitation, the following:

•	banks, financial institutions or insurance companies;

•	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons that hold the ADSs as part of a “hedging,” “integrated,” “wash sale” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	S corporations;

•	persons acquiring ADSs in connection with a trade or business conducted outside of the United States, including a permanent establishment in France;

•	persons subject to Section 451(b) of the Code;

•

holders that own directly, indirectly, or through attribution 10% or more of the voting power or value of our ADSs and shares or, in the case of the discussion of French tax consequences, 5% or more of the voting stock or our share capital; and

•	holders that have a “functional currency” other than the U.S. dollar.

For the purposes of this description, a “U.S. holder” is a beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a domestic corporation;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or if such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds ADSs, the U.S. federal income tax consequences relating to an investment in the ADSs will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of the ADSs in its particular circumstances.

The discussion in this section is based in part upon the representations of the depositary and the assumption that each obligation in the amended and restated deposit agreement and any related agreement will be performed in accordance with its terms.

Persons considering an investment in the ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of the ADSs, including the applicability of U.S. federal, state and local tax laws, French tax laws and other non-U.S. tax laws.

Material French Tax Considerations

The following describes the material French income tax consequences to U.S. holders of purchasing, owning and disposing of our ADSs and, unless otherwise noted, this discussion is the opinion of Gide Loyrette Nouel A.A.R.P.I, our French tax counsel, insofar as it relates to matters of French tax law and legal conclusions with respect to those matters.

This discussion does not purport to be a complete analysis or listing of all potential tax effects of the acquisition, ownership or disposition of our ADSs to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. All of the following is subject to change. Such changes could apply retroactively and could affect the consequences described below.

The description of the French income tax and wealth tax consequences set forth below is based on the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994, or the Treaty, which came into force on December 30, 1995 (as amended by any subsequent protocols, including the protocol of January 13, 2009), and the tax guidelines issued by the French tax authorities in force as of the date of this prospectus supplement.

This discussion applies only to investors that are entitled to Treaty benefits under the “Limitation on Benefits” provision contained in the Treaty.

France has recently introduced a comprehensive set of new tax rules applicable to French assets that are held by or in foreign trusts. These rules provide inter alia for the inclusion of trust assets in the settlor’s net assets for the purpose of applying the French real estate wealth tax, for the application of French gift and death duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French real estate wealth tax and for a number of French tax reporting and disclosure obligations. The following discussion does not address the French tax consequences applicable to securities (including ADSs) held in trusts. If ADSs are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of securities (including ADSs).

U.S. holders are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of securities in light of their particular circumstances, especially with regard to the “Limitations on Benefits” provision.

Estate and Gift Taxes and Transfer Taxes

In general, a transfer of securities by gift or by reason of death of a U.S. holder that would otherwise be subject to French gift or inheritance tax, respectively, will not be subject to such French tax by reason of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978 (as amended by the protocol of December 8, 2004), unless (i) the donor or the transferor is domiciled in France at the time of making the gift or at the time of his or her death, or (ii) the securities were used in, or held for use in, the conduct of a business through a permanent establishment or a fixed base in France.

Pursuant to Article 235 ter ZD of the Code général des impôts (French Tax Code, or FTC), purchases of shares or ADSs of a French company listed on a regulated market of the European Union or on a foreign regulated market formally acknowledged by the French Financial Market Authority (AMF) are subject to a 0.3% French tax on financial transactions provided that the issuer’s market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year pursuant to Regulations BOI-ANNX-000467-20181217 issued on December 17, 2018. The Nasdaq Global Select Market is not currently acknowledged by the French AMF but this may change in the future. A list of French relevant companies whose market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year is published annually and at least once a year, by the French State. As at December 1, 2019, our market capitalization did not exceed 1 billion euros.

Following the global offering, purchases of our securities may be subject to such tax provided that its market capitalization exceeds 1 billion euros and that the Nasdaq Global Select Market is acknowledged by the French AMF.

In the case where Article 235 ter ZD of the FTC is not applicable, transfers of shares issued by a French company, which is listed on a regulated or organized market within the meaning of the French Financial and Monetary Code, are subject to uncapped registration duties at the rate of 0.1% if the transfer is evidenced by a written statement (“acte”) executed either in France or outside France. Although there is no case law or official guidelines published by the French tax authorities on this point, transfers of ADSs should remain outside of the scope of the aforementioned 0.1% registration duties.

Tax on Sale or Other Disposition

As a matter of principle, under French tax law, a U.S. holder should not be subject to any French tax on any capital gain from the sale, exchange, repurchase or redemption by us of ordinary shares or ADSs, provided such U.S. holder is not a French tax resident for French tax purposes and has not held more than 25% of our dividend rights, known as “droits aux benefices sociaux,” at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives (as an exception, a U.S holder resident, established or incorporated in a non-cooperative State or territory as defined in Article 238-0 A of the FTC other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A should be subject to a 75% withholding tax in France on any such capital gain, regardless of the fraction of the dividend rights it holds).

Under application of the Treaty, a U.S. holder who is a U.S. resident for purposes of the Treaty and entitled to Treaty benefit will not be subject to French tax on any such capital gain unless the ordinary shares or the ADSs form part of the business property of a permanent establishment or fixed base that the U.S. holder has in France. U.S. holders who own ordinary shares or ADSs through U.S. partnerships that are not resident for Treaty purposes are advised to consult their own tax advisors regarding their French tax treatment and their eligibility for Treaty benefits in light of their own particular circumstances. A U.S. holder that is not a U.S. resident for Treaty purposes or is not entitled to Treaty benefit (and in both cases is not resident, established or incorporated in a non-cooperative State or territory as defined in Article 238-0 A of the FTC other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A) and has held more than 25% of our dividend rights, known as “droits aux benefices sociaux,” at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives will be subject to a levy in France at the rate of 12.8% if such U.S. holder is an individual or 28% for corporate bodies or other legal entities (as from January 1, 2020, to be progressively reduced to 25% by 2022). Special rules apply to U.S. holders who are residents of more than one country.

Taxation of Dividends

Dividends paid by a French corporation to non-residents of France are generally subject to French withholding tax at a rate of 12.8% when the recipient is an individual and 28% otherwise (the 28% rate for legal entities will be progressively reduced to 25% by 2022). Dividends paid by a French corporation in a non-cooperative State or territory, as defined in Article 238-0 A of the FTC other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A, may be subject to French withholding tax at a rate of 75%. However, eligible U.S. holders, other than individuals subject to the French withholding tax at a rate of 12.8%, entitled to Treaty benefits under the ‘‘Limitation on Benefits’’ provision contained in the Treaty who are U.S. residents, as defined pursuant to the provisions of the Treaty, will not be subject to this 28% or 75% withholding tax rate, but may be subject to the withholding tax at a reduced rate (as described below).

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder who is a U.S. resident as defined pursuant to the provisions of the Treaty and whose ownership of the ordinary shares or ADSs is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France, may be reduced to 15%, or to 5% if such U.S. holder is a corporation and owns directly or indirectly at least 10% of the share capital of the issuer; such U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rates of 15% or 5%, if any.

For U.S. holders that are not individuals but are U.S. residents, as defined pursuant to the provisions of the Treaty, the requirements for eligibility for Treaty benefits, including the reduced 5% or 15% withholding tax rates contained in the ‘‘Limitation on Benefits’’ provision of the Treaty, are complex, and certain technical changes were made to these requirements by the protocol of January 13, 2009. U.S. holders are advised to consult their own tax advisors regarding their eligibility for Treaty benefits in light of their own particular circumstances. Dividends paid to an eligible U.S. holder may immediately be subject to the reduced rates of 5% or 15% provided that:

•

such holder establishes before the date of payment that it is a U.S. resident under the Treaty by completing and providing the depositary with a treaty form (Form 5000) in accordance with the French guidelines (BOI-INT-DG-20-20-20-20-20120912); or

•

the depositary or other financial institution managing the securities account in the United States of such holder provides the French paying agent with a document listing certain information about the U.S. holder and its ordinary shares or ADSs and a certificate whereby the financial institution managing the U.S. holder’s securities account in the United States takes full responsibility for the accuracy of the information provided in the document.

Otherwise, dividends paid to a U.S. holder, other than individuals subject to the French withholding tax at a rate of 12.8%, will be subject to French withholding tax at the rate of 28%, or 75% if paid in a non-cooperative State or territory (as defined in Article 238-0 A of the FTC, other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A), and then reduced at a later date to 5% or 15%, provided that such holder duly completes and provides the French tax authorities with the treaty forms Form 5000 and Form 5001 before December 31 of the second calendar year following the year during which the dividend is paid.

Certain qualifying pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Form 5000 and Form 5001, together with instructions, will be provided by the depositary to all U.S. holders registered with the depositary. The depositary will arrange for the filing with the French tax authorities of all such forms properly completed and executed by U.S. holders of ordinary shares or ADSs and returned to the depositary in sufficient time so that they may be filed with the French tax authorities before the distribution in order to immediately obtain a reduced withholding tax rate. Otherwise, the depositary must withhold tax at the full rate of 28% or 75% as applicable. In that case, the U.S. holders may claim a refund from the French tax authorities of the excess withholding tax.

Since the withholding tax rate applicable under French domestic law to U.S. holders who are individuals does not exceed the cap provided in the Treaty (i.e. 15%), the 12.8% rate shall apply, without any reduction provided under the Treaty.

Real Estate Wealth Tax

On January 1, 2018, the French wealth tax was replaced with a real estate wealth tax (“impôt sur la fortune immobilière”, or IFI). Individuals holding directly or indirectly through one or more legal entities real estate assets or rights with a value exceeding €1,300,000 may fall within the scope of the IFI. A general exclusion applies to real estate assets owned by companies carrying out a commercial or industrial activity when the taxpayer (together with the members of his/her household) holds directly or indirectly less than 10% of the share capital or voting rights of the company. ADSs owned by a U.S. holder should not fall within the scope of the IFI provided that such U.S. holder does not own (together with the members of his/her household) directly or indirectly a shareholding exceeding 10% of the financial rights and voting rights of our share capital. U.S. holders holding directly or indirectly a shareholding exceeding 10% of the financial rights and voting rights of our share capital should seek additional advice.

Material U.S. Federal Income Tax Considerations

This section discusses the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder who acquires its ADSs pursuant to this offering and holds the ADSs as a capital asset. This description does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of the ADSs.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a position different from what is described below concerning the tax consequences of the acquisition, ownership and disposition of the ADSs or that such a position would not be sustained by a court. U.S. holders should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of the ADSs in their particular circumstances.

In general, and taking into account the earlier assumptions, for U.S. federal income and French tax purposes, a U.S. holder holding ADRs evidencing ADSs will be treated as the owner of the shares presented by the ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to U.S. federal income or to French tax.

Passive Foreign Investment Company Considerations. Based on the composition of our gross income, assets, activities and market capitalization in 2019, the nature of our business and due to fluctuations in our stock price, we believe that we were characterized as a PFIC for our taxable year ending December 31, 2019. Based on the expected nature and composition of our gross income, assets, activities and market capitalization for our taxable year ending December 31, 2020, we may be characterized as a PFIC for the taxable year ending December 31, 2020. Because the calculation of the value of our assets may be based in part on the value of our ADSs, the value of which may fluctuate considerably, our PFIC status may change from year to year and is difficult to predict. There can be no assurance that we will not be considered a PFIC for the current year or any future taxable year. A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year and we have not yet made any determination as to our expected PFIC status for the current year. Our U.S. counsel expresses no opinion regarding our conclusions or our expectations regarding our PFIC status.

If we are classified as a PFIC, a U.S. holder will be subject to special rules discussed below. If we are classified as a PFIC in any year with respect to which a U.S. holder owns the ADSs, we will continue to be treated as a PFIC with respect to the ADSs and such U.S. holder in all succeeding years during which the U.S. holder owns the ADSs, regardless of whether we continue to meet the PFIC tests described below.

We will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of our subsidiaries, either: (i) at least 75% of the gross income is “passive income” or (ii) at least 50% of the average quarterly value of our total gross assets (which would generally be measured by fair market value of our assets, and for which purpose the total value of our assets may be determined in part by the market value of the ADSs and our ordinary shares, which are subject to change) is attributable to assets that produce “passive income” or are held for the production of “passive income.”

Passive income for this purpose generally includes dividends, allocations of income with respect to any partnership interest, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation or the partnership interests in a partnership, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation or partnership and as receiving directly its proportionate share of the other corporation’s or partnership’s income.

The market value of our assets may be determined in large part by reference to the market price of the ADSs and our ordinary shares, which is likely to fluctuate. In addition, the composition of our income and assets will be affected by how, and how quickly, we use the cash proceeds from this offering in our business. Whether we are a PFIC for any taxable year will depend on our assets and income (including whether we receive certain non-refundable grants or subsidies and whether such amounts and reimbursements of certain refundable research tax credits will constitute gross income for purposes of the PFIC income test) in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC in any taxable year.

If we are a PFIC, and you are a U.S. holder that does not make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to qualified dividends discussed above under “Distributions.”

Certain elections may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the ADSs. If a U.S. holder makes a mark-to-market election, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and the ADSs are “regularly traded” on a “qualified exchange.” The ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The Nasdaq Global Select Market is a qualified exchange for this purpose and, consequently, if the ADSs are regularly traded, the mark-to-market election will be available to a U.S. holder.

If we are a PFIC, we expect to provide investors, upon request, a “PFIC Annual Information Statement” with the information required to allow investors to make a “qualified electing fund election” or “QEF Election” for United States federal income tax purposes. U.S. holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If a U.S. holder makes a QEF Election with respect to a PFIC, in lieu of the tax consequences described below, the U.S. holder will be subject to current taxation on its pro rata share of the PFIC’s ordinary earnings and net capital gain for each taxable year that the entity is classified as a PFIC. If a U.S. holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. holder’s income under the QEF Election will not be taxable to the holder. A U.S. holder will increase its tax basis in its ADSs by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ADSs that is not included in the holder’s income. In addition, a U.S. holder will recognize capital gain or loss on the disposition of ADSs in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the ADSs. U.S. holders should note that if they make QEF Elections with respect to us and lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their ADSs for any taxable year significantly in excess of any cash distributions (which are expected to be zero) received on the ADSs for such taxable year. U.S. holders should consult their tax advisors regarding making QEF Elections in their particular circumstances. If a U.S. holder does not make and maintains a QEF election for the U.S. holder’s entire holding period for our ADSs by making the election for the first year in which the U.S. holder owns our ADSs pursuant to this offering, the U.S. holder will be subject to the adverse PFIC rules discussed above unless the U.S. holder can properly make a “purging election” with respect to our ADSs in connection with the U.S. Shareholder’s QEF Election. A purging election may require the U.S. holder to recognize taxable gain on the U.S. holder’s ADSs. No purging election is necessary for a U.S. holder that timely makes a QEF election for the first year in which the U.S. holder acquired our ADSs.

If we are determined to be a PFIC, the general tax treatment for U.S. holders described in this section will apply to indirect distributions and gains deemed to be realized by U.S. holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. holder owns ADSs during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder’s federal income tax return for that year. If our company is a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the ADSs.

U.S. Federal Income Tax Consequences If We Are Not a PFIC. The description of the U.S. federal income tax consequences of the receipt of distributions and the sale or other taxable exchange of our ADSs, described in the following two section “—Distributions” and “—Sale, Exchange or Other Taxable Disposition of the ADSs,” apply only if we are not a PFIC in the relevant year and our stock is not subject to the rules described above under “—Passive Foreign Investment Company Considerations” because we were a PFIC with respect to a U.S. holder and its ADSs in a prior year.

Distributions. We do not expect to make any distribution in respect of our ADSs. If we are not treated as a PFIC under the rules described above under “—Passive Foreign Investment Company Considerations” and made any distribution in respect of our ADSs, the gross amount of the distribution (including any amount of foreign tax withheld in respect of such distribution) actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder’s holding period exceeds one year as of the time such distribution is received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a “qualified foreign corporation” and certain other requirements (discussed below) are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ADSs which are readily tradable on an established securities market in the United States. Our ADSs are currently listed on the Nasdaq Global Select Market, which is an established securities market in the United States, and we expect the ADSs to be readily tradable on the Nasdaq Global Select Market. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in later years. The Company, which is incorporated under the laws of France, believes that it qualifies as a resident of France for purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, signed on August 31, 1994, as amended and currently in force, or the U.S.-France Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-France Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “—Passive Foreign Investment Company Considerations” above, such dividends will generally be “qualified dividend income” in the hands of individual U.S. holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.

A U.S. holder generally may claim the amount of any French withholding tax as either a deduction from gross income or a credit against its U.S. federal income tax liability, subject to generally applicable limitations. Generally, the credit is determined separately for different categories of income and cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s taxable income from foreign sources bears to such U.S. holder’s worldwide taxable income. For foreign tax credit limitation purposes, dividend distributions with respect to our ADSs generally will be treated as passive category income from foreign sources. The amount of a distribution with respect to the ADSs that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for French income tax purposes, potentially resulting in a reduced foreign tax credit for the U.S. holder. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the Depositary receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

Sale, Exchange or Other Taxable Disposition of the ADSs. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s tax basis in those ADSs, determined in U.S. dollars. Subject to the discussion under “—Passive Foreign Investment Company Considerations” above, this gain or loss will generally be a capital gain or loss. The adjusted tax basis in the ADSs generally will be equal to the cost of such ADSs. Capital gain from the sale, exchange or other taxable disposition of ADSs of a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder’s holding period determined at the time of such sale, exchange or other taxable disposition for such ADSs exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

Medicare Tax. Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ADSs. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the ADSs.

Backup Withholding and Information Reporting. U.S. holders generally will be subject to information reporting requirements with respect to dividends on ADSs and on the proceeds from the sale, exchange or disposition of ADSs that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an “exempt recipient.” In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting. Certain individual U.S. holders are required to report information relating to an interest in the ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the ADSs.

THE DISCUSSION ABOVE IS A SUMMARY OF THE MATERIAL FRENCH AND U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN OUR ADSs OR ORDINARY SHARES AND IS BASED UPON LAWS AND RELEVANT INTERPRETATIONS THEREOF IN EFFECT AS OF THE DATE OF THIS PROSPECTUS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ADSs OR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $30,000,000 of our ADSs representing ordinary shares through Cowen as our sales agent. Sales of our ADSs, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on the Nasdaq Global Select Market or any other trading market for our ADSs. If authorized by us in writing, Cowen may purchase our ADSs as principal.

Under the authority granted by our shareholders, the ADSs may only be purchased initially by (i) natural or legal entities, governed by French or foreign law, that invest on a regular basis in the pharmaceutical, biotechnological or medical technology sectors and (ii) companies, institutions or entities, whatever their form, governed by French or foreign law, that carry out a significant part of their activities in the pharmaceutical, cosmetic or chemical sectors or in medical devices and/or technology or in research in these sectors. In order to purchase ADSs in the offering, you will be required to execute and provide to Cowen an investor letter representing that you satisfy the foregoing investor criteria.

Cowen will offer our ADSs subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of securities to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the ADSs requested to be sold by us. We may instruct Cowen not to sell ADSs if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our ADSs being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3.0% of the gross sales price of the ADSs sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen for Cowen’s actual outside legal expenses incurred in connection with this offering in an amount not to exceed $100,000 without our prior written consent, and for certain other expenses, including Cowen’s FINRA counsel fees in an amount up to $20,000. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed sales compensation to Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $500,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such ADSs.

Cowen will provide written confirmation to us following the close of trading on the Nasdaq Global Select Market on each day in which ADSs are sold through it as sales agent under the sales agreement. Each confirmation will include the number of ADSs sold through it as sales agent on that day, the price of the ADSs sold, the net proceeds to us and copies of such documents as required by French law and the limits and other conditions set forth in our corporate authorizations.

We will report at least quarterly the number of ADSs sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of ADSs.

Settlement for sales of ADSs will occur on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. Under Rule 15c6-1 of the Exchange Act, trades generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our ADSs on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilize our securities.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “ERYP.” The transfer agent and registrar for our ADSs is The Bank of New York Mellon.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

The address of Cowen is 599 Lexington Avenue, New York, New York 10022.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and in our Reports on Form 6-K incorporated by reference into this prospectus, no reportable material changes have occurred since December 31, 2019.

ENFORCEMENT OF JUDGMENTS

We are a corporation organized under the laws of France. Half of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. We have appointed an agent for service of process in the United States; however, it may be difficult for investors:

•	to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce in U.S. courts judgments obtained in such actions against us or our non-U.S. resident officers and directors;

•	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and

•	to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) that judgment is enforceable in the jurisdiction of the U.S. court which rendered it, (2) that judgement was rendered by a court having jurisdiction over the dispute (the condition will be met if the dispute is clearly connected to the jurisdiction of the U.S. court and French courts did not have exclusive jurisdiction over the matter), (3) that judgment does not contravene French international public order and public policy, including the right to due process and (4) the U.S. judgment is not tainted with fraud and is not incompatible with a judgment rendered by a French court in the same matter, or with an earlier judgment rendered by a foreign court in the same matter.

In addition, French law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages.

As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against us or members of our board of directors, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.

Finally, there may be doubt as to whether a French court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

LEGAL MATTERS

The validity of our ordinary shares, including ordinary shares represented by ADSs offered by this prospectus and certain other matters governed by French law will be passed on for us by Gide Loyrette Nouel A.A.R.P.I. Cooley LLP, Boston, Massachusetts, will be representing us in regards to certain matters governed by U.S. law in connection with this offering. Covington & Burling LLP, New York, New York, is acting as counsel for Cowen in connection with this offering with respect to U.S. law and Linklaters LLP is acting as counsel for Cowen in connection with this offering with respect to French law.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2019, 2018 and 2017 and for each of the years in the three year period ended December 31, 2019, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F, have been audited by KPMG S.A., independent registered public accounting firm, as stated in their report, which is also incorporated herein by reference from the Company’s Annual Report on Form 20-F. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. KPMG S.A.’s report dated March 17, 2020 refers to the change in Erytech Pharma S.A.’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in France, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the SEC website is www.sec.gov.

We maintain a website at www.erytech.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The SEC file number for the documents incorporated by reference in this prospectus is 001-38281.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 18, 2020;

•

our Report on Form 6-K furnished to the SEC on June 9, 2020, including exhibit 99.1 thereto; our Report on Form 6-K furnished to the SEC on June 25, 2020, including exhibit 99.1 thereto; our Report on Form 6-K furnished to the SEC on June 26, 2020, including exhibit 99.1 thereto; and our Report on Form 6-K furnished to the SEC on September 21, 2020, including exhibit 99.1 thereto; and

•

the description of ADSs representing our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on November 7, 2017, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to ERYTECH Pharma S.A., 60 Avenue Rockefeller, 69008 Lyon France; telephone: +33 4 78 74 4438.

Up to $30,000,000

American Depositary Shares representing Ordinary Shares

PROSPECTUS

Cowen

October 9, 2020